Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2011 Results

OLD GREENWICH, Connecticut—November 7, 2011

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended September 30, 2011.

Highlights

•	Net decrease in shareholders’ equity resulting from operations (“net loss”) for the third quarter was $1.2 million, or $0.07 per basic and diluted share.

•

Book value per share as of September 30, 2011 was $22.32 on a diluted basis after payment of a $0.40 per share second quarter dividend on September 15, 2011, as compared to book value per share of $22.78 on a diluted basis as of June 30, 2011, representing a $0.46 per share decline, or a $0.06 decline after adjusting for the $0.40 dividend.

•

Many of the themes of the second quarter, both for the MBS market as a whole and for the Company in particular, were repeated in the third quarter. The overall non-Agency RMBS market continued to suffer substantial declines, as illustrated by the 14% decline of the ABX.HE.AAA 06-2 index[1] over the course of the third quarter, matching virtually the same decline that had occurred for this index in the second quarter. Diligent sector and asset selection continued to serve the Company well, as declines in the Company’s non-Agency MBS portfolio were modest by comparison. Interest rates dropped even more precipitously than they had in the second quarter, as illustrated by the 78 basis point decline in 5-year swap rates.

•

Credit hedges continued to significantly insulate shareholders’ equity against valuation declines in the non-Agency MBS strategy, contributing $13.2 million or $0.78 per basic and diluted share to overall results. Together with interest income and realized gains from portfolio sales, these credit hedges enabled the non-Agency MBS strategy to be moderately profitable for the quarter, despite valuation declines and losses on interest rate hedges.

•

Following the substantial price declines in the past two quarters, prices in certain distressed non-Agency RMBS sectors have now reverted to levels not seen since the first half of 2009. The Company is projecting yields exceeding 10% on many of its more recent investments, even after adjusting for future credit losses under projections that include substantial further declines in housing prices.

•	The Agency RMBS strategy underperformed during the quarter as spreads on Agency pools widened relative to interest rate swaps.

•	The Company announced a dividend for the third quarter of 2011 of $0.40 per share payable December 15, 2011 to shareholders of record on December 1, 2011.

Third Quarter 2011 Results

For the third quarter of 2011, the Company recognized a net loss of $1.2 million, or $0.07 per diluted share. This compares to a net loss of $1.3 million, or $0.08 per diluted share for the quarter ended June 30, 2011. The Company’s results for the quarter were mainly driven by both realized and unrealized gains recognized in its holdings of credit hedges, which generally serve as hedges against the Company’s long non-Agency bond holdings. Together with interest income and realized gains from portfolio sales, these credit hedges enabled the non-Agency RMBS strategy to be moderately profitable for the quarter, despite valuation declines and losses on interest rate hedges. Meanwhile, the Company’s Agency RMBS strategy was unprofitable for the quarter, as losses on interest rate hedges, caused by sharply lower interest rates during the third quarter as compared to the second quarter overwhelmed the gains in Agency RMBS security prices.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the consolidated statement of operations.

[1]

Information about the performance of the ABX.HE.AAA 06-2 index is included to show the general trend in applicable markets in the period indicated and is not intended to imply that the Company or its strategy is similar to any index in composition or element of risk. This widely used index is composed of 20 credit default swaps referencing mortgage-backed securities issued during the first six months of 2006 and backed by subprime mortgage loans originated in late 2005 and early 2006.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended September 30, 2011, net-asset-value-based total return was (0.31)%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through September 30, 2011 was 58.23%.

“During another quarter of significant volatility, our hedging strategy has continued to serve us well, allowing us both to protect shareholders’ equity and to position ourselves to take advantage of much more attractive entry points for distressed RMBS,” said Laurence Penn, Chief Executive Officer and President of the Company. “When purchasing assets, we have consistently been incorporating pricing assumptions that assume a downward near-to-mid-term path for home prices, but with the recent price declines in many distressed RMBS securities, many investments are priced at yields that we project to exceed 10%, even assuming further substantial declines in housing. Despite the sharp drop in security prices, underlying loan performance was roughly unchanged in the quarter (and we have become more constructive in our outlook for future loan performance), and home price indices were actually marginally higher. In certain regions, we are even observing trends that point to potential near-term stabilization in those housing markets; meanwhile many of the securities we invest in should yield several hundred basis points higher than projected if home prices simply stay put. This is creating excellent entry points for us to increase the size of our distressed RMBS portfolio, and at the same time we are re-evaluating the extent to which, and the instruments with which, to hedge credit risk in this portfolio. Meanwhile, with interest rates at historic low levels, we plan to stay the course on hedging interest rate risk. The Company has been through volatile cycles before. In 2008, a year of plummeting asset prices, the Company managed to end the year with its book value relatively unchanged, and as a result was well positioned to capture (and did ultimately capture) the significant upside that followed in 2009. While non-Agency RMBS prices have not reverted to the rock-bottom levels that we saw at the depths of the credit crisis in early 2009, there are many reasons to be confident putting money to work in distressed RMBS at current prices, and we believe that ultimately the Company stands to benefit greatly from the current market.”

The following table summarizes the Company’s operating results for the quarters ended September 30, 2011 and June 30, 2011 and for the nine month period ended September 30, 2011:

	Quarter Ended 9/30/11	Per Share	% of Average Shareholders’ Equity	Quarter Ended 6/30/11	Per Share	% of Average Shareholders’ Equity	Nine Month Period Ended 9/30/2011	Per Share	% of Average Shareholders’ Equity
(In thousands, except per share amounts)
Non-Agency MBS and Mortgage Loans:
Interest income	$8,504	$0.50	2.24%	$7,813	$0.47	2.01%	$23,948	$1.42	6.14%
Net realized and change in net unrealized gain (loss)	(11,938)	(0.71)	-3.14%	(13,796)	(0.82)	-3.54%	(20,685)	(1.22)	-5.30%
Net interest rate hedges	(5,951)	(0.35)	-1.57%	(2,183)	(0.13)	-0.56%	(8,082)	(0.48)	-2.07%
Net credit hedges	13,187	0.78	3.47%	8,238	0.49	2.12%	23,015	1.36	5.90%
Interest expense	(1,021)	(0.06)	-0.27%	(942)	(0.06)	-0.24%	(2,773)	(0.16)	-0.71%

Total non-Agency MBS and Mortgage Loans profit (loss)	2,781	0.16	0.73%	(870)	(0.05)	-0.21%	15,423	0.92	3.96%

Agency RMBS:
Interest income	7,084	0.42	1.86%	8,843	0.52	2.27%	24,132	1.43	6.19%
Net realized and change in net unrealized gain (loss)	17,853	1.06	4.70%	17,257	1.02	4.43%	29,413	1.74	7.54%
Net interest rate hedges	(25,396)	(1.50)	-6.68%	(23,026)	(1.36)	-5.91%	(49,050)	(2.90)	-12.58%
Interest expense	(475)	(0.03)	-0.12%	(528)	(0.03)	-0.14%	(1,531)	(0.09)	-0.39%

Total Agency RMBS profit (loss)	(934)	(0.05)	-0.24%	2,546	0.15	0.65%	2,964	0.18	0.76%

Total non-Agency and Agency MBS and Mortgage Loans profit (loss)	1,847	0.11	0.49%	1,676	0.10	0.44%	18,387	1.10	4.72%

Other interest expense, net	(14)	—	0.00%	(22)	—	-0.01%	(85)	(0.01)	-0.02%
Other expenses (excluding incentive fee)	(2,993)	(0.18)	-0.79%	(2,976)	(0.18)	-0.76%	(9,064)	(0.54)	-2.32%

Net increase (decrease) in shareholders’ equity resulting from operations (before incentive fee)	(1,160)	(0.07)	-0.30%	(1,322)	(0.08)	-0.33%	9,238	0.55	2.38%

Incentive fee	—	—	0.00%	—	—	0.00%	(612)	(0.04)	-0.16%

Net increase (decrease) in shareholders’ equity resulting from operations	$(1,160)	$(0.07)	-0.30%	$(1,322)	$(0.08)	-0.33%	$8,626	$0.51	2.22%

Weighted average shares & LTIP units outstanding	16,887			16,891			16,888
Average shareholder’s equity(1)	$380,042			$389,490			$389,999

(1)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of September 30, 2011 and June 30, 2011:

Bond Portfolio

	September 30, 2011					June 30, 2011
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)

Non-Agency RMBS (2)	$672,103	$395,337	$58.82	$414,195	$61.63	$522,251	$356,914	$68.34	$362,769	$69.46
Non-Agency CMBS and Commercial Mortgage Loans	29,138	19,254	66.08	22,819	78.31	20,238	15,592	77.04	17,144	84.71

Total Non-Agency MBS and Commercial Mortgage Loans	701,241	414,591	59.12	437,014	62.32	542,489	372,506	68.67	379,913	70.03

Agency RMBS: (3)
Floating	49,798	52,641	105.71	52,076	104.58	52,836	55,894	105.79	55,554	105.14
Fixed	723,493	775,718	107.22	759,524	104.98	689,612	724,313	105.03	717,651	104.07

Total Agency RMBS	773,291	828,359	107.12	811,600	104.95	742,448	780,207	105.09	773,205	104.14

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,474,532	$1,242,950	$84.29	$1,248,614	$84.68	$1,284,937	$1,152,713	$89.71	$1,153,118	$89.74

Agency Interest Only RMBS	n/a	$5,461	n/a	$7,780	n/a	n/a	$5,227	n/a	$5,377	n/a
Non-Agency Interest Only and Residual RMBS	n/a	$927	n/a	$1,195	n/a	n/a	$979	n/a	$1,256	n/a

TBAs:
Long	$50,000	$53,013	$106.03	$53,036	$106.07	$44,000	$42,937	$97.58	$43,395	$98.63
Short	(508,700)	(544,757)	107.09	(545,465)	107.23	(490,200)	(517,968)	105.66	(519,949)	106.07

Net TBAs	$(458,700)	$(491,744)	$107.20	$(492,429)	$107.35	$(446,200)	$(475,031)	$106.46	$(476,554)	$106.80

Other:
Repurchase Agreements	$18,035	$18,035	$100.00	$18,035	$100.00	$22,438	$22,438	$100.00	$22,438	$100.00
Short Treasury Securities	$(17,000)	$(17,913)	$105.37	$(17,142)	$100.84	$(22,000)	$(22,187)	$100.85	$(22,162)	$100.74

Total Net Investments		$757,716		$766,053			$684,139		$683,473

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.
(2)	Excludes Interest Only and Residual Securities.
(3)	Excludes Interest Only Securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Excluding Interest Only Securities and TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position. Additionally, the Company does not generally settle its TBA purchases and sales, nor does it accrue interest income on unsettled positions.

Derivatives Portfolio

	September 30, 2011		June 30, 2011
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Long Mortgage Related: (1) (2)
CDS on RMBS and CMBS Indices	$13,800	$(9,662)	$11,550	$468

Total Long Mortgage Related Derivatives	13,800	(9,662)	11,550	468

Net Short Mortgage Related: (1) (3)
CDS on RMBS and CMBS Indices	(85,717)	44,736	(98,145)	49,424
CDS on Individual RMBS and CMBS	(74,453)	59,906	(88,747)	69,829

Total Net Short Mortgage Related Derivatives	(160,170)	104,642	(186,892)	119,253

Net Mortgage Related Derivatives	(146,370)	94,980	(175,342)	119,721

Short CDS on Corporate Bond Indices	(19,700)	109	(19,700)	(220)
Short Total Return Swaps on Corporate Equities (4)	(14,613)	827	—	—

Interest Rate Derivatives:
Interest Rate Swaps (1)	(300,170)	(19,499)	(286,460)	(4,407)
Eurodollar Futures (5)	—	—	(245,000)	(369)

Total Interest Rate Derivatives	(300,170)	(19,499)	(531,460)	(4,776)

Total Derivatives	$(480,853)	$76,417	$(726,502)	$114,725

(1)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2011, derivative assets and derivative liabilities were $111.4 million and $35.0 million, respectively, for a net fair value of $76.4 million, as reflected in “Total Derivatives” above. As of June 30, 2011, derivative assets and derivative liabilities were $125.7 million and $11.0 million, respectively, for a net fair value of $114.7 million, as reflected in “Total Derivatives” above.

(2)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional amount represents number of underlying shares or par value times the closing price of the underlying security.
(5)	Represents $1,000,000 notional amount per contract.

The Company’s short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007.

The following table summarizes, as of September 30, 2011, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$119	$(180)
Agency Fixed Pools and IOs	9,884	(13,610)
TBAs	(4,649)	7,147
Non-Agency RMBS, CMBS, and Commercial Mortgage Loans	3,777	(3,593)
Interest Rate Swaps	(8,406)	8,110
Treasury Securities	(450)	437
Mortgage-Related Derivatives	(984)	811
Repurchase Agreements and Reverse Repurchase Agreements	(352)	452

	$(1,061)	$(426)

(1)

Based on the market environment as of September 30, 2011. The preceding analysis does not include sensitivities to changes in interest rates for our derivatives on corporate securities (whether debt or equity-related), or other categories of instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our portfolio that would differ from those presented above, and such differences might be significant and adverse.

Borrowed Funds and Liquidity

By Collateral Type

(In thousands)	As of September 30, 2011	For the Quarter Ended September 30, 2011		As of June 30, 2011	For the Quarter Ended June 30, 2011
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds

Non-Agency RMBS, CMBS and Commercial Mortgage Loans	$212,825	$204,537	2.00%	$197,876	$191,748	1.96%
Agency RMBS	671,391	638,310	0.30%	604,025	720,198	0.29%

Total	$884,216	$842,847	0.71%	$801,901	$911,946	0.64%

Leverage Ratio (1)	2.35:1			2.08:1

(1)	The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”).

By Remaining Maturity(1)

(In thousands)
	As of September 30, 2011		As of June 30, 2011
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings

30 Days or Less	$429,258	48.5%	$259,269	32.3%
31-60 Days	240,305	27.2%	124,538	15.5%
61-90 Days	98,679	11.2%	131,173	16.4%
91-120 Days	93,697	10.6%	93,299	11.7%
121-150 Days	—	0.0%	109,965	13.7%
151-180 Days	17,934	2.0%	—	0.0%
181-360 Days	4,343	0.5%	83,657	10.4%

	$884,216	100.0%	$801,901	100.0%

(1)

Included in the table above, using the original maturity dates, are any reverse repurchase agreements that the Company may expect to terminate early in the case of an unsettled sale transaction at September 30, 2011 and June 30, 2011, respectively. Not included are any repurchase agreements that the Company may have entered into prior to September 30, 2011 or June 30, 2011, as applicable, for which we will not take delivery of the borrowed funds until after September 30, 2011, and June 30, 2011, respectively.

(2)

Remaining maturity for a reverse repurchase agreement is based on the contractual maturity date in effect as of September 30, 2011 or June 30, 2011, as applicable. Some reverse repurchase agreements have floating interest rates, which may reset before maturity.

The Company’s borrowed funds are in the form of reverse repurchase agreements. The weighted average remaining term on the Company’s reverse repurchase agreements as of September 30, 2011 and June 30, 2011 were 44 and 77 days, respectively. The decline in the weighted average remaining maturity was due to the financing of our Agency whole pools. During the current three month period a greater number of whole-pools were financed for thirty day terms. The reason for this decision was principally twofold. First, at period end, rates for repos beyond one month had increased, making shorter-term financing more attractive and second, the Company had significant trading activity near period end which required the Company to have more immediate flexibility in the structure of the Company’s whole pool financing. The Company’s borrowings outstanding under reverse repurchase agreements were with a total of nine counterparties as of September 30, 2011. As of September 30, 2011, the Company had liquid assets in the form of cash and cash equivalents in the amount of $41.6 million. In addition, at September 30, 2011, the Company held investments in unencumbered Agency pools on a settlement date basis in the amount of $77.9 million.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 3.1% on an annualized basis of average shareholders’ equity for each of the quarters ended September 30, 2011 and June 30, 2011. No incentive fees were incurred for the quarters ended June 30, 2011 or September 30, 2011.

Dividends

During the quarter ended September 30, 2011, the Company paid a dividend for the second quarter of 2011 in the amount of $0.40 per share. Dividends paid to date related to 2011 total $0.80 per share.

On November 1, 2011, the Company’s board of directors declared a third quarter 2011 dividend of $0.40 per share, payable on December 15, 2011 to shareholders of record on December 1, 2011, which will result in cumulative dividends related to 2011 of $1.20 per share. The Company’s present intention is to pay quarterly and special dividends so that at least 100% of the Company’s net income each calendar year has been distributed prior to April of the subsequent calendar year, subject to potential adjustments for changes in common shares outstanding. The Company’s management previously announced that it expected to continue to recommend dividends of $0.40 per common share each quarter together with any potential special dividends to be declared following the end of each fiscal year as may be necessary to meet the Company’s targeted 100% payout ratio.

Share Repurchase Program

On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations. To date, the Company has repurchased 17,500 shares at an aggregate cost of $0.3 million, or an average cost per share of $17.62 per share.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, November 8, 2011, to discuss its financial results for the quarter ended September 30, 2011. To participate in the event by telephone, please dial (877) 941-1465 at least 10 minutes prior to the start time and reference the conference passcode 4483002. International callers should dial (480) 629-9643 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the “For Our Shareholders” section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under “For Our Shareholders—Presentations.”

A dial-in replay of the conference call will be available on Tuesday, November 8, 2011, at approximately 12 p.m. Eastern Time through Tuesday, November 15, 2011 at approximately 12 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4483002. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “may,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, management’s beliefs regarding the current economic environment and housing market including projections regarding loss-adjusted yields on investments, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company’s intended dividend policy and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 16, 2011, which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact: Neha Mathur Vice President Ellington Financial LLC (203) 409–3575	Media Contact: Shawn Pattison or Dana Gorman The Abernathy MacGregor Group, for Ellington Financial LLC (212) 371–5999

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2011	June 30, 2011	September 30, 2011
Investment income
Interest income	$15,597	$16,652	$48,098

Expenses
Base management fee	1,418	1,449	4,347
Incentive fee	—	—	612
Interest expense	1,627	1,603	4,773
Other operating expenses	1,575	1,526	4,717

Total expenses	4,620	4,578	14,449

Net investment income	10,977	12,074	33,649

Net realized gain (loss) on:
Investments	1,570	(11,021)	(1,215)
Swaps	6,779	7,453	17,971
Futures	(375)	(348)	(1,094)

	7,974	(3,916)	15,662

Change in net unrealized gain (loss) on:
Investments	(9,003)	(4,302)	(22,555)
Swaps	(11,477)	(5,380)	(19,020)
Futures	369	202	890

	(20,111)	(9,480)	(40,685)

Net realized and unrealized gain (loss) on investments and financial derivatives	(12,137)	(13,396)	(25,023)

Net increase (decrease) in shareholders’ equity resulting from operations	$(1,160)	$(1,322)	$8,626

Net increase (decrease) in shareholders’ equity resulting from operations per share:
Basic and diluted	$(0.07)	$(0.08)	$0.51

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2011	June 30, 2011	December 31, 2010 (1)
ASSETS
Cash and cash equivalents	$41,611	$45,437	$35,791

Investments, financial derivatives and repurchase agreements:
Investments at value (Cost - $1,310,625, $1,203,146 and $1,232,484)	1,302,351	1,201,857	1,246,067
Financial derivatives - assets (Cost - $119,307, $136,937 and $208,958)	111,405	125,712	201,335
Repurchase agreements (Cost - $18,035, $22,438 and $25,684)	18,035	22,438	25,684

Total Investments, financial derivatives and repurchase agreements	1,431,791	1,350,007	1,473,086

Deposits with dealers held as collateral	36,669	20,397	20,394
Receivable for securities sold	890,429	553,564	799,142
Interest and principal receivable	7,598	7,318	5,909
Other assets	234	365	—

Total assets	$2,408,332	$1,977,088	$2,334,322

LIABILITIES
Investments and financial derivatives:
Investments sold short at value (Proceeds - $562,607, $542,111 and $775,782)	$562,670	$540,155	$775,145
Financial derivatives - liabilities (Net Proceeds - $13,825, $4,255 and $17,718)	34,988	10,988	21,030

Total investments and financial derivatives	597,658	551,143	796,175

Reverse repurchase agreements	884,216	801,901	777,760
Due to brokers on margin accounts	92,064	116,505	166,409
Payable for securities purchased	453,464	117,933	184,013
Accounts payable and accrued expenses	1,888	2,426	2,485
Accrued base management fee	1,418	1,449	1,525
Accrued incentive fees	—	—	1,422
Interest and dividends payable	950	877	861

Total liabilities	2,031,658	1,592,234	1,930,650

SHAREHOLDERS’ EQUITY	376,674	384,854	403,672

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,408,332	$1,977,088	$2,334,322

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,489,881, 16,507,381 and 16,498,342 shares issued and outstanding)	$367,804	$376,025	$394,918
Additional paid-in capital - LTIP units	8,870	8,829	8,754

Total Shareholders’ Equity	$376,674	$384,854	$403,672

PER SHARE INFORMATION:
Common shares, no par value	$22.84	$23.31	$24.47

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs, no par value	$22.32	$22.78	$23.91

(1)	Derived from audited financial statements as of December 31, 2010.